Exhibit 99.1
IMPORTANT NOTICE REGARDING GRANT PRIDECO, INC. 401(k) SAVINGS PLAN AND REED
HOURLY THRIFT PLAN BLACKOUT PERIOD AND YOUR RIGHTS TO TRADE NATIONAL OILWELL
VARCO, INC. COMMON STOCK DURING BLACKOUT

To:	All Directors and Executive Officers of National Oilwell Varco, Inc. and its Subsidiaries

From:	Dwight W. Rettig, National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, TX

Date:	November 21, 2008
The purpose of this notice is to inform you that the Grant Prideco, Inc. 401(k) Savings Plan and the Reed Hourly Thrift Plan (the “401(k) Plans”) will be entering a blackout period due to a conversion to Wachovia Bank, National Association, as trustee and recordkeeper of the 401(k) Plans and the merger of the 401(k) Plans into the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan. As a result of this transition, there will be a period of time when certain participants in the 401(k) Plans will be unable to access their accounts to direct or diversify their investments or obtain a loan or distribution from the plan. As a director or executive officer of National Oilwell Varco, Inc. (the “Company”), this blackout of the 401(k) Plans has a direct impact on your ability to trade National Oilwell Varco, Inc. Common Stock.
Under Securities and Exchange Commission (SEC) rules published pursuant to the Sarbanes-Oxley Act of 2002 (P.L. 107-24), which apply to 401(k) plan blackout periods, during “any period of more than three consecutive business days during which the ability to purchase, sell or otherwise acquire or transfer an interest in any equity security of such issuer held in an individual account is temporarily suspended by the issuer or by a fiduciary of the plan,” corporate insiders may no longer exercise stock options or trade employer securities held outside of the 401(k) Plans. Specifically, the insider trading provision prohibits corporate insiders from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of a publicly traded company that they acquired in connection with service or employment as a director or executive officer of that company. All shares held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service. The SEC’s rules provide a limited number of exemptions from the trading restriction. If you would like more information regarding these exemptions, please call me at (713) 346-7550.
Key Dates for Prohibition from Trading National Oilwell Varco, Inc. Common Stock:

Period Begins	December 23, 2008
Period Ends	January 23, 2009*

*	The trading prohibition related to the 401(k) Plans’ blackout period is in addition to and will be during the quarterly trading prohibition related to the public release of financial results for the quarter and year ended December 31, 2008, which blackout period will end on the second business day after these financial results are released.
Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.
While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please contact me directly at (713) 346-7550 with any questions you may have regarding this notice, including questions regarding whether the blackout period has begun or ended.
Attachment.